Sub-Item 77O:  Transaction effected pursuant to Rule 10f-3

Pursuant to Rule 10f-3, the following constitutes the information and representations provided by the investment adviser of the Pemberwick Fund (the "Fund") with respect to securities that were purchased from syndicates in which an affiliated broker-dealer was a participant for the period November 1, 2014 through April 30, 2015 in accordance with the Trust's Rule 10f-3 Procedures.

1.Issuer:  Exxon Mobil Corporation (XOM 1.305% March 6,
2018)

2.Underwriter From Whom Purchased:  Morgan Stanley and
Company

3.Affiliated Underwriter Managing or Participating in
Underwriting Syndicate:  JPMorgan Securities

4.Other Members of the Underwriting Syndicate:  Citigroup,
JPMorgan, Morgan Stanley, HSBC, BofA Merrill Lynch,
Barclays, BNP Paribas, Banca IMI, RBS, Societe Generale,
Standard Chartered Bank, BNY Mellon Capital Markets, LLC,
Deutsche Bank Securities, Credit Agricole CIB, Lebenthal
Capital Markets, The Williams Capital Group, L.P., US
Bancorp. Wells Fargo Securities

5.Aggregate Principal Amount of Purchase by the Fund, Other
Investment Companies (Including Other Series of the Trust)
Advised by the Adviser/Sub-Adviser and Other Accounts over
which the Adviser/Sub-Adviser Has Investment Discretion:
$4,000,000.00

6.Purchase Price:  $100.00

7.Percentage of Issue:  .0031%

8.The security was (a) part of an issue registered under the Securities Act of 1933 which was being offered to the public; and (b) purchased prior to the end of the first day on which any sales were made, at a price that is not more than the price paid by each other purchaser of securities in that offering, or in any concurrent offering of the securities (except, in the case of an Eligible Foreign
Offering, for any rights to purchase that are required by law to be granted to existing security holders of the issuer).

9.The underwriting was a firm commitment underwriting.

10.The commission, spread or profit was reasonable and fair in relation to that being received by others for underwriting similar securities during the same period.

11.The issuer of the securities, and its predecessors, have been in continuous operation for not less than three years.

12.The Adviser/Sub-adviser of the Fund is a principal underwriter of the security, or an affiliated person of a principal underwriter of the security.

13.The amount of the securities purchased by the Fund, all investment companies (including other series of the Trust) advised by the Adviser/Sub-adviser and other accounts with respect to which the Adviser/Sub-adviser has investment discretion did not exceed 25% of the principal amount of the offering.

14.No Affiliated Underwriter of the purchasing Fund was a direct or indirect participant in or beneficiary of the sale.

15.Information has or will be timely supplied to the appropriate officer of the Trust for inclusion on SEC Form
N-SAR and quarterly reports to the Trustees.